EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 our report dated December 1, 2009 (May, 21, 2010 as to the effect of the October 1, 2009 adoption of the new accounting standards requiring retrospective application to convertible debt instruments,  noncontrolling interests, and participating securities in share-based payment transactions and December 1, 2010 as to the effect of the discontinued operations) relating to the consolidated financial statements of International Game Technology and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the effect of the October 1, 2009 adoption of the new accounting standards requiring retrospective application to convertible debt instruments,  noncontrolling interests, and participating securities in share-based payment transactions and the effect of the discontinued operations) appearing in the Annual Report on Form 10-K of International Game Technology for the year ended September 30, 2010.

/s/DELOITTE & TOUCHE LLP

Costa Mesa, California
April 15, 2011